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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statement of FelCor Lodging Limited Partnership on Form S-3 (File No. 333-50509) of our reports dated (i) February 2, 1999 on our audits of the consolidated financial statements of FelCor Lodging Limited Partnership, (ii) February 2, 1999 on our audit of the financial statement schedule of FelCor Lodging Limited Partnership, and (iii) March 2, 1999 on our audit of the consolidated financial statements of DJONT Operations, L.L.C., which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."


PricewaterhouseCoopers LLP

Dallas, Texas
March 29, 1999